Exhibit 4.2

PHILLIPS 66

CONOCOPHILLIPS LIMITED

AND

EES TRUSTEES LIMITED

TRUST DEED AND RULES OF THE

PHILLIPS 66 SHARE INCENTIVE PLAN

Approved by HM Revenue & Customs

Reference A109111 on 2012

Contents

TRUST DEED AND RULES OF THE PHILLIPS 66 SHARE INCENTIVE PLAN	1
1. Purpose	1
2. Status	1
3. Declaration of Trust	1
4. Number of Trustees	2
5. Information	2
6. Residence of Trustees	2
7. Change of Trustees	2
8. Investment and dealing with trust assets	3
9. Loans to Trustees	4
10. Shares from Qualifying Share Ownership Trusts	4
11. Trustees’ obligations under the Plan	5
12. Power of Trustees to raise funds to subscribe for rights issue	7
13. Power to agree Market Value of Shares	7
14. Personal interest of Trustees	7
15. Trustees’ meetings	8
16. Subsidiary companies	8
17. Expenses of Plan	8
18. Trustees’ liability, indemnity and fees	8
19. Covenant by the Participating Companies	9
20. Acceptance of gifts	9
21. Trustees’ lien	9
22. Amendments to the Plan	9
23. Termination of the Plan	10
24. Notices	10
25. Proper law	11
26. Counterparts	11
RULES OF THE PHILLIPS 66 SHARE INCENTIVE PLAN	13
1. Definitions	13
2. Purpose of the Plan	19
3. Eligibility of individuals	19
4. Participation on same terms	21
Part A	22
5. Free Shares	22
Part B	26
6. Partnership Shares	26
Part C	29
7. Matching Shares	29
Part D	31
8. Dividend Shares	31
9. Acquisition of Shares	34
10. Company reconstructions	34
11. Rights issues	35
12. Leavers	35
13. Forfeiture of Shares	36

THIS DEED made on the 5th day of April Two Thousand and Twelve

BETWEEN

PHILLIPS 66 (charter number 506903) being a company incorporated under the laws of the State of Delaware, USA (hereinafter called “the Company”); AND

CONOCOPHILLIPS LIMITED (company number 529086) whose registered office is situated at Portman House, 2 Portman Street, London W1H 6DU (hereinafter called “the Initial Participating Company”); AND

EES TRUSTEES LIMITED (company number 576832) of The Pavilions, Bridgwater Road, Bristol BS13 8AE (hereinafter called “the Trustees”).

1. Purpose

The purpose of this Deed is to establish a trust for the share incentive plan known as the Phillips 66 Share Incentive Plan which satisfies Schedule 2  to ITEPA 2003.

2. Status

The Plan consists of this Deed and the attached Rules. The definitions in the Rules apply to this Deed. The Company shall from time to time determine which of parts A to D of the Rules shall have effect.

3. Declaration of Trust

3.1 The Participating Companies and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are  transferred to the Trustees by any Participating Company with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2 The Trustees shall hold the Trust Fund upon the following trusts namely:

(a) as to Shares which are not Plan Shares (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules/;

(b) as to Plan Shares upon trust for the benefit of that Participant in accordance with the terms of this Deed and the Rules,

(c) as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the terms of this Deed and the Rules, and

(d) as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3 The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4 The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5 The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 125 years from the date of this Deed.

4. Number of Trustees

Unless a corporate Trustee is appointed, there shall always be at least two Trustees. Where there is no corporate Trustee, and the number of Trustees falls below two, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5. Information

The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Company and any Participating Company with regard to their duties as Trustees and in particular, but without prejudice to the generality of the foregoing, any notice given by a Participating Company to the Trustees in respect of the eligibility of any person to become or remain a Participant shall be conclusive in favor of the Trustees.

6. Residence of Trustees

Every Trustee shall be resident in the United Kingdom. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7. Change of Trustees

7.1 The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee shall be effected by executing a deed.

7.2 Any Trustee may resign on three months’ notice given in writing to the Company. If there will not be at least two Trustees or a corporate Trustee immediately after the resignation takes effect, the Company shall, within three months of receiving such notice, appoint an additional Trustee or Trustees.

7.3 Upon the removal or resignation of a Trustee, the Trustee shall enter into all relevant documentation to ensure that any Trust Fund assets held by the departing Trustee may be transferred to the new or remaining Trustees and the departing Trustee shall deliver all documentation in its possession relating to the Plan to the new or remaining Trustees.

8. Investment and dealing with trust assets

8.1 Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2 The Trustees may, but shall not be obliged to, inform Participants of any rights arising in respect of their Plan Shares and may either send the Participants copies of the document relating to the rights or a summary with sufficient details for them to make a decision. The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action. If no directions are received from Participants in relation to the action they wish the Trustees to take in voting their Plan Shares, those Shares shall not be voted.

8.3 The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a) a person falling within section 991(2)(b) of ITA 2007 (certain institutions permitted to accept deposits),

(b) a building society, or

(c) a firm falling within section 991(2)(c) of ITA 2007 (European Economic Area firms permitted to accept deposits), until it is either used to acquire Partnership Shares on behalf of the Participant on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted. The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted. The Trustees are not, however, obliged to keep the Partnership Share Money in an interest-bearing account.

8.4 The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5 The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6 The Trustees shall not be under any liability to the Company or any Participating Company or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan Shares or Unawarded Shares.

8.7 The Trustees are not entitled to interfere in the management or conduct of the business of the Company regardless of the size of the Trustees’ holding of Shares, and will not be obliged to seek information about the affairs of the Company and must leave the conduct of the Company’s business wholly to the di rectors or management of the Company.

8.8 The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this Clause shall relieve the Trustees of their responsibilities under this Deed and the Rules or under Schedule 2.

8.9 The Trustees may allow any Shares to be registered in the name of an appointed nominee or custodian provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or Schedule 2.

8.10 The Trustees may at any time, and shall if the Company so directs, revoke any delegation made under this Clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9. Loans to Trustees

The Trustees shall have the power to borrow money for the purpose of:

(a) acquiring Shares, and

(b) paying any other expenses properly incurred by the Trustees in administering the Plan.

The power to borrow money shall be limited to borrowing from a Participating Company unless such money is not available to allow the Trustees to carry out their duties and obligations under this Deed and the Rules.

10. Shares from Qualifying Share Ownership Trusts

Where Shares are transferred to the Trustees in accordance with paragraph 78 of Schedule 2, they shall award such Shares only as Free Shares and Matching Shares, and in priority to other available Shares.

11. Trustees’ obligations under the Plan Notice of Award of Free Shares and Matching Shares

11.1 As soon as practicable after Free Shares and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating :

(a) the Award Date,

(b) the number and description of those Shares,

(c) their Initial Market Value on the Award Date, and

(d) the Holding Period applicable to them.

Notice of Award of Partnership Shares

11.2 As soon as practicable after any Partnership Shares have been acquired for a Participant, the Trustees shall give the Participant a notice stating:

(a) the Acquisition Date,

(b) the number and description of those Shares,

(c) the amount of money applied by the Trustees in acquiring those Shares on behalf of the Participant, and

(d) the Market Value at the Acquisition Date.

Notice of acquisition of Dividend Shares

11.3 As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a) the Acquisition Date,

(b) the number and description of those Shares,

(c) their Market Value on the Acquisition Date,

(d) the Holding Period applicable to them, and

(e) any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

11.4 Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

11.5 During the Holding Period the Trustees shall not dispose of any Free Shares, Matching Shares or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of Schedule 2:

(a) paragraph 37 (power to authorise Trustees to accept general offers etc.),

(b) paragraph 77 (power of Trustees to raise funds to subscribe for rights issue),

(c) paragraph 79 (meeting by Trustees of PAYE obligations), and

(d) paragraph 90(5) (termination of plan: early removal of shares with Participant’s consent).

PAYE liability etc.

11.6 The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet any PAYE and employee’s NICs liability and the Trustees’ reasonable administrative costs (including brokers’ charges) in the circumstances provided in sections 510 to 512 of !TEPA 2003 (PAYE: shares ceasing to be subject to the Plan).

11.7 Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax as employment income, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

11.8 The Trustees shall maintain the records necessary to enable them to carry out their PAYE and NICs obligations, and the PAYE and NICs obligations of the employer companies so far as they relate to the Plan. They shall also maintain records, as provided for in paragraph 80(4) of Schedule 2, for the purposes of information relating to:

(a) the balance of any cash dividend paid over to Participants under paragraph 64(3) of Schedule 2;

(b) dividends retained for reinvestment and later paid out to Participants under paragraph 68(4) of Schedule 2; and

(c) any other relevant dividend.

11.9 Where the Participant becomes liable to income tax under ITEPA 2003 or Chapter 3 or 4 of Part 4 of ITTOIA 2005, the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

11.10 The Trustees shall maintain records of Participants who have participated in one or more other share incentive plans approved under Schedule 2 established by the Company or a Connected Company to ensure compliance with Rules 3.3 and 3.4.

Money’s worth received by Trustees

11.11 The Trustees shall pay over to the Participant as soon as is practicable any money or money’s worth received by them in respect of or by reference to any of the Participant’s Shares, other than New Shares.

This is subject to:

(a) the provisions of paragraphs 62 to 69 of Schedule 2 (cash dividends and dividend shares),

(b) the Trustees’ obligations under sections 510 to 514 of ITEPA 2003 (PAYE: shares ceasing to be subject to the plan; capital receipts), and (c) the Trustees’ PAYE obligations.

General offers etc.

11.12 If any offer, compromise, arrangement or scheme is made which affects the Plan Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

12. Power of Trustees to raise funds to subscribe for rights issue

If instructed by any Participant in respect of his Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights. The rights referred to are the rights to buy additional shares or rights in the same company.

13. Power to agree Market Value of Shares

Where the Market Value of Shares is to be determined for the purposes of Schedule 2, the Trustees may agree with HMRC that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

14. Personal interest of Trustees

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a) participation in the Plan as a Qualifying Employee,

(b) ownership, in a beneficial or fiduciary capacity, of any shares or other securities in the Company or any Participating Company, or

(c) being a director or employee of the Company or any Participating Company, being a creditor, or being in any other contractual relationship with any such company.

15. Trustees’ meetings

If and so long as there is more than one Trustee, the Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

16. Subsidiary companies

16.1 Any Subsidiary may with the agreement of the Company become a Participating Company by executing a deed of adherence agreeing to be bound by this Deed and the Rules.

16.2 Any company which ceases to be a Subsidiary shall cease to be a Participating Company.

16.3 The Company may at any time decide that a Participating Company shall cease to be a Participating Company (provided that the identity of the remaining Participating Companies must not be such that the Plan has or is likely to have the effect of conferring benefits wholly or mainly on directors or on employees of companies that are members of the group who receive the higher or highest levels of remuneration) and shall notify the Trustees and the Participating Company accordingly in writing as soon as possible.

17. Expenses of Plan

The Participating Companies shall meet the costs of the preparation and administration of the Plan.

18. Trustees’ liability, indemnity and fees

18.1 The Participating Companies shall jointly and severally indemnify each of the Trustees, and the directors, officers and employees of a corporate Trustee, against any expenses and liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund. This does not apply to expenses and liabilities which are incurred through fraud, willful wrongdoing or negligence or are covered by insurance under Clause 18.3.

18.2 No Trustee shall be personally liable for any breach of trust (other than through fraud, willful wrongdoing or negligence) over and above the extent to which the Trustee, and the directors, officers and employees of a corporate Trustee are indemnified by the Participating Companies in accordance with Clause 18.1 above.

18.3 A Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or willful wrongdoing or negligence of the Trustee or the person concerned.

18.4 A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Company. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis and may, unless otherwise agreed, act in accordance with its general terms and conditions from time to time in force.

19. Covenant by the Participating Companies

The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Rules and shall at all times comply with the Rules.

20. Acceptance of gifts

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3.

21. Trustees’ lien

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions :

(a) the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities, and

(b) the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

22. Amendments to the Plan

The Company may, with the Trustees’ written consent, from time to time amend the Plan provided that:

(a) no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares may be made nor may any alteration be made giving to the Company or any Participating Company a beneficial interest in Plan Shares,

(b) if the Plan is approved by HMRC at the time of an amendment or addition, any amendment or addition to a “key feature” (as defined in paragraph 84(6) of Schedule 2) of the Plan shall not have effect unless and until the written approval of HMRC has been obtained,

(c) any amendment to the Deed shall be made by supplemental deed, and

(d) any amendment to the Rules may be made by supplemental deed or by resolution of the board of directors of the Company.

23. Termination of the Plan

23.1 The Plan shall terminate :

(a) in accordance with a Plan Termination Notice issued by the Company to the Trustees under paragraph 89 of Schedule 2,or

(b) if earlier, on the expiry of the Trust Period.

23.2 The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, HMRC and each individual for whom the Trustees hold Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

23.3 Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of Schedule 2 shall have effect.

23.4 Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of Schedule 2 have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate. If no Participating Company exists at the time, the Trustees may at their discretion pay or apply any such Shares or other assets for the benefit of the Company or any Associated Company.

24. Notices

Each advice, request or other communication to be given or made under the Plan shall be in writing and delivered or sent to the relevant party at its address as notified to the other party. To the extent agreed by the Company and the Trustees, communications between the parties to this Deed and to Qualifying Employees or Participants may also be by electronic means.

25. Proper law

This Deed and the Rules shall be governed by and construed in accordance with the laws of England and Wales.

26. Counterparts

This Deed may be executed in two or more counterparts, each of which shall be deemed an original, and which shall together constitute the entire agreement. It shall not be necessary in making proof of this Deed to produce or account for more than one such counterpart.

IN WITNESS whereof this Deed has been witnessed and delivered the day and year first above written.

Executed and delivered as a Deed by
PHILLIPS 66
in the presence of:

/s/

Executed and delivered as a Deed by
CONOCOPHILLIPS LIMITED
in the presence of:

/s/	Director

/s/	Secretary.

The Common Seal of
EES TRUSTEES LIMITED
was hereunto affixed in the presence of:

Authorised signatory	/s/

Authorised signatory	/s/	[SEAL]

RULES OF THE PHILLIPS 66 SHARE INCENTIVE PLAN

1. Definitions

1.1 The following words and expressions have the following meanings:

“Accumulation Period”  in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares on the employee’s behalf or repaying it to the Qualifying Employee;

“Acquisition Date” (a) in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of Schedule 2, (b) in relation to Partnership Shares, where there is an Accumulation Period,  he meaning given by paragraph 52(5) of Schedule 2, and (c) in relation to Dividend Shares, the meaning given by paragraph 66(4) of Schedule 2; “Associated Company” an associated company of the Company within the meaning given by paragraph 94 of Schedule 2;

“Award” (a) in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan, and (b) in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan;

“Award Date” in relation to Free Shares or Matching Shares, the date on which such Shares are awarded to Qualifying Employees;

“Capital Receipt”  the same meaning as in section 502 of ITEPA 2003;

“Close Company” the same meaning as in Chapter 2 of Part 10 of CTA 2010 as modified by paragraph 20(4) of Schedule 2;

“the Company” Phillips 66 (charter number 5063903) incorporated under the laws of the State of Delaware, USA;

“Connected Company” the same meaning as in paragraph 18(3) of Schedule 2;

“Control” the same meaning as in section 995 of ITA 2007;

“CTA 2010” the Corporation Tax Act 2010;

“Dealing Day” a day on which the Stock Exchange is open for the transaction of business;

“ Deed” the trust deed to which these Rules are attached with any subsequent amendment thereto;

“Dividend Shares” Shares acquired on behalf of a Participant from reinvestment of dividends under  Part D of the Rules which are subject to the Plan;

“ Exchange Rate” on any day, the closing mid-point rate shown in the Financial Times (or another source agreed in advance with HMRC) for that day;

“ Forfeiture Period” the period during which Free Shares or Matching Shares may be forfeited in accordance with Rule 13;

“Free Share Agreement” an agreement between the Company and a Qualifying Employee, in a form agreed with HMRC, relating to the terms of Awards of Free Shares;

Free Shares” Shares awarded under Part A of the Rules which are subject to the Plan;

“HMRC” Her Majesty’s Revenue & Customs of the United Kingdom;

“Holding Period”

(a) in relation to Free Shares, the period specified by the Company as mentioned in Rules 5.12 and 5.13,

(b) in relation to Matching Shares, the period specified by the Company as mentioned in Rules 7.5 and 7.6, and

(c) in relation to Dividend Shares, the period specified in Rule 8.11;

“Initial Market Value” the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of forfeiture, the Market Value shall be determined without reference to that restriction or risk;

“ITA 2007” the Income Tax Act 2007;

“ITEPA 2003” the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA 2005” the Income Tax (Trading and Other Income) Act 2005;

“Market Value” on any day:

(a) where the Shares are listed on the Stock Exchange :

(i) if, and only if, all the Shares acquired for the Plan on an Acquisition Date or an Award Date are purchased on that day, the average of the prices paid by the Trustees for those Shares in UK Pounds (weighted according to the number of Shares purchased at each price), or

(ii) if all the Shares acquired for the Plan are not purchased on that day, the closing price of a Share on the immediately preceding Dealing Day (as derived from the Stock Exchange) converted into UK Pounds at the Exchange Rate for that preceding Dealing Day,

(b) if (a) above does not apply, the market value of a Share determined in accordance with the provisions of Part 8 of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HMRC Shares and Assets Valuation on or before that day;

“ Matching Shares” Shares awarded under Part C of the Rules which are subject to the Plan;

“Material Interest” the same meaning as in paragraph 20 of Schedule 2;

“New Holding” means, in relation to any of a Participant’s Plan Shares before any company reconstruction, the new holding which as a result of the reconstruction is equated with the original Shares (including any of the remaining original Shares) for the purposes of capital gains tax or would have been but for the fact that the new holding consists of or includes a Qualifying Corporate Bond;

“New Shares” the meaning given in Rule 10.3;

“ NICs” National Insurance Contributions;

“ Participant” an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired;

“ Participating Company” the Initial Participating Company and such of the Subsidiaries as have executed deeds of adherence to the Plan under Clause 16 of the Deed;

“Partnership Share Agreement” an agreement between the Company, the Trustees and a Qualifying Employee, in a form agreed by HMRC, relating to the terms of the Award of Partnership  shares;

“ Partnership Share Money” money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares on his behalf  or to be returned to such a person;

“Partnership Shares” Shares awarded under Part B of the Rules which are subject to the Plan;

“PAYE” Pay As You Earn (in relation to income assessable to income tax as employment income) as described in section 684 of ITEPA 2003;

“ Performance Allowances” the criteria for an Award of Free Shares where:

(a) whether Shares are awarded, or

(b) the number or value of Shares awarded, is conditional on performance targets being met;

“ Plan” this plan, as established by the Deed and Rules, being the Phillips 66 Share Incentive Plan;

“ Plan Shares”  (a) Free Shares, Matching Shares or  Partnership Participants, Shares awarded to (b) Dividend Shares acquired on behalf of Participants, and (c) New Shares that remain subject to  the Plan;

“ Plan Termination Notice” a notice issued under paragraph 89 of Schedule 2;

“Qualifying Corporate Bond” the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992;

“Qualifying Employee” an employee who must be invited to participate in an Award in accordance with Rule 3.6 and any employee whom the Company has invited in accordance with Rule 3.7; “Qualifying Period” a period as the directors of the Company shall in their absolute discretion so  decide being:

(a) in the case of Free Shares a period not exceeding 18 months before the Award is made, (b) in the case of Partnership Shares and Matching Shares where there is an Accumulation Period a period not exceeding six months before the start of the Accumulation Period, and (c) in the case of Partnership Shares and Matching Shares where there is no Accumulation Period a period not exceeding 18 months before the deduction of Partnership Share Money relating to the Award;

“ Redundancy” the same meaning as in the Employment Rights Act 1996;

“ Relevant Employment” employment by the Company or any Associated Company;

“ Retirement Age” for the purpose of the Plan, age 55;

“ Rules” these Rules together with any amendments thereto effected in accordance with Clause 22 of the Deed;

“ Salary” the same meaning as in paragraph 43(4) of Schedule 2;

“Schedule 2” Schedule 2 to ITEPA 2003;

“Shares” shares of common stock in the capital of the Company which comply with the conditions  get out in paragraphs 26 to 30 of Schedule 2, or any fraction thereof;

“Stock Exchange” the New York Stock Exchange (or any successor organisation);

“Subsidiary” any company which is for the time being under the Control of the Company;

“Tax Year” a year beginning on 6 April and ending on the following 5 April;

“Trustees” the trustees or trustee for the time being of the Plan or any subsequent trustee or trustees as provided for in accordance with Clause 7 of the Deed;

“Trust Fund” all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income; and

“Trust Period” the period of 125 years beginning with the date of the Deed

1.2 References to any Act, or Part, Chapter, or section shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3 Words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires  or it is otherwise stated.

2. Purpose of the Plan

The purpose of the Plan is to enable employees of the Participating Companies to acquire Shares in the Company which give them a continuing stake in the Company.

3 . Eligibility of individuals

3.1 Individuals are eligible to participate in an Award only if:

(a) they are employees of a Participating Company,

(b) they have been employees of a qualifying company (within the meaning of paragraph 17 of Schedule 2) at all times during any Qualifying Period,

(c) they are eligible on the date(s) set out in paragraph 14 of Schedule 2, and

(d) they do not fail to be eligible under either or both Rules 3.2 or 3.3.

3.2 Individuals are not eligible to participate in an Award if they have, or within the preceding 12 months have had, a Material Interest in:

(a) a Close Company whose shares may be awarded or otherwise acquired under the Plan, or

(b) a company which has Control of such a company or is a member of a consortium which owns such a company.

3.3 An individual is not eligible to participate in an Award if the individual is at the same time to participate in an award under another share incentive plan established by the Company or a Connected Company and approved under Schedule 2. For the purpose of this Rule 3.3, an individual is to be treated as having participated in an award of Free Shares if the individual would have participated in that award but for the individual’s failure to obtain a Performance Allowance.

3.4 If an individual participates in an Award in a Tax Year in which he has already participated in an equivalent award under one or more other share incentive plans established by the Company or a Connected Company and approved under Schedule 2, the limits specified in the following Rules shall apply as if the Plan and the other plan or plans were a single plan:

(a) Rule 5.4 (maximum annual award of Free Shares),

(b) Rules 6.3 and 6.4 (maximum amount of Partnership Share Money deductions, and

(c) Rule 8.6 (limit on amount applied to acquire Dividend Shares).

3.5 Notwithstanding any provision of any other of these Rules whatsoever:

(a) the Plan shall not form part of any contract of employment between a Participating Company or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the grant of Awards themselves) whatsoever against a Participating Company or an Associated Company directly or indirectly or give rise to any cause of action at law or in equity against a Participating Company or any Associated Company, and

(b) participation in the Plan is a matter entirely separate from any pension right or entitlement a Participant may have and from his terms or conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of any Participating Company or Associated Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

Employees who must be invited to participate in Awards

3.6 Individuals shall be eligible to receive an Award under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers (within the meaning of paragraph 8(2) of Schedule 2). In this case they shall be invited to participate in any Awards of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Awards

3. 7 The Company may also invite, at its discretion, any employee who meets the requirements in Rule 3.1 to participate in any Award of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

4. Participation on same terms

4.1 Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

4.2 The Company may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3 The Company may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rules 5.5 to 5.11.

4.4 The Participating Companies shall make contributions to the Trustees to finance any purchase by the Trustees of Free and/or Matching Shares for award on an Award Date.

Part A

5. Free Shares

5.1 If the Company decides to offer Free Shares, every Qualifying Employee shall be invited to enter into a Free Share Agreement.

5.2 The Trustees, acting with the prior consent of the Company, may from time to time award Free Shares to the Qualifying Employees who have entered into Free Share Agreements.

5.3 The number of Free Shares to be awarded by the Trustees to each such Qualifying Employee on an Award Date shall be determined by the Company in accordance with this Rule.

Maximum annual Award

5.4 The Initial Market Value of the Free Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,000 (or such other amount as may be permitted under paragraph 35 of Schedule 2 and approved by the Company).

Allocation of Free Shares by reference to performance

5.5 The Company may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

5.6 If Performance Allowances are used, they shall apply to all Qualifying Employees.

5.7

(a) Performance Allowances shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Company shall determine over such period as the Company shall specify,

(b) performance targets must be set for performance units of one or more employees, and

(c) for the purposes of an Award of Free Shares an employee must not be a member of more than one performance unit.

5.8 Where the Company decides to use Performance Allowances it shall, as soon as reasonably practicable:

(a) notify each Qualifying Employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him, and

(b) notify all Qualifying Employees, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each employee participating in the Award.

5.9 The Company shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee who has entered into a Free Share Agreement by reference to performance using Method 1 or Method 2. The same method shall be used for all Qualifying Employees for each Award.

Performance Allowances: Method 1

5.10 By this method:

(a) at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance,

(b) the remaining Free Shares shall be awarded by reference to performance, and

(c) the highest number of Shares awarded to an individual by reference to performance in any period shall be no more than four times the highest number of Shares awarded to an individual without reference to performance.

If this method is used:

•  the Free Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 4, and

•  the Free Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 4.

Performance Allowances: Method 2

5.11 By this method:

(a) some or all Free Shares shall be awarded by reference to performance,

(b) the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rules 4.1 and 4.2,

(c) at the time when they are set, the performance targets set in connection with the Award shall be reasonably viewed as being comparable in terms of the likelihood of their being met by the performance units to which they apply, and

(d) in determining for the purpose of paragraph (b) above whether the same terms requirement is met, Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

5.12 The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

5.13 The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years (or such other periods as may be specified under paragraph 36 of Schedule 2 and approved by the Company), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

5.14 A Participant may during the Holding Period direct the Trustees:

(a) to accept an offer for any of his Free Shares if the acceptance or agreement shall result in a New Holding being equated with those Shares for the purposes of capital gains tax, or

(b) to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Free Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below, or

(c) to accept an offer of cash, with or without other assets, for his Free Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his Shares, or to holders of shares in the  same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of CTA 2010, or (d) to agree to a transaction affecting his Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i) all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question, or

(ii) all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under Schedule 2.

5.15 The performance targets and measures referred to in this Rule 5 may be relaxed, waived or amended if an event occurs which causes the directors of the Company to consider that any of the existing targets or measures have become unfair or impractical provided that any such relaxation, waiver or amendment shall be fair and reasonable and any amended target or measure shall not be materially more or less difficult to satisfy than the original target or measure was before such event occurred.

Part B

6. Partnership Shares

6.1 The Company may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement. The agreement shall specify if there is to be an Accumulation Period. An Accumulation Period may be up to 12 months and shall apply equally to all Qualifying Employees.

6.2 Partnership Shares shall not be subject to any provision under which they may be forfeited .

Maximum amount of deductions

6.3 The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,500 in any Tax Year (or such other amount as may be permitted under paragraph 46 of Schedule 2 and approved by the Company).

6.4 The amount of Partnership Share Money deducted from an employee’s Salary for any Tax Year shall not exceed 10% (or such other percentage as be permitted under paragraph 46 of Schedule 2 and approved by the Company) of the employee’s Salary for the Tax Year.

6.5 Any amount deducted in excess of that allowed by Rule 6.3 or 6.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

6.6 The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10.

Notice of possible effect of deductions on benefit entitlement

6. 7 Every Partnership Share Agreement shall contain a notice under paragraph 48 of Schedule 2, in a form prescribed by regulations made by HMRC containing information about the possible effect of deductions on an employee’s entitlement to social security benefits, statutory sick pay and statutory maternity pay.

Restriction imposed on number of Shares awarded

6.8 The Company may specify the maximum number of Shares to be included in an Award of Partnership Shares.

6.9 The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

6.10 The notification in Rule 6. 9 above shall be given:

(a) if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award, and

(b) if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

6.11 The Trustees shall acquire Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

6.12 If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

6.13 The number of Shares acquired on behalf of each Participant shall be determined by reference to the lower of:

(a) the Market Value of the Shares at the beginning of the Accumulation Period, and

(b) the Market Value of the Shares on the Acquisition Date.

6.14 If a transaction occurs during an Accumulation Period which results in a New Holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the New Holding.

Surplus Partnership Share Money

6.15 Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a) may, with the agreement of the Participant, be carried forward to the next Accumulation Period or the next deduction date as appropriate, and

(b) in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Scaling down

6.16 If the number of Partnership Shares to be acquired on any Acquisition Date would result in the maximum determined in accordance with Rule 6.8 to be exceeded, then the number of Partnership Shares acquired on behalf of each Qualifying Employee under Rule 6.11 or 6.12 shall be reduced by the same proportion for each Qualifying Employee to the extent necessary to keep within the maximum.

Stopping and re-starting deductions

6.17 An employee may stop or re-start deductions under a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such notice shall take effect as soon as practicable but in any event no later than 30 days after the Company receives  it.

Withdrawal from Partnership Share Agreement

6.18 An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it. Any Partnership Share Money then held on behalf of the employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on withdrawal of approval or termination

6.19 If approval to the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAVE, and NICs.

Part C

7. Matching Shares

7.1 If the Company decides to offer Matching Shares, the Partnership Share Agreement shall set out the basis on which a Participant is entitled to Matching Shares in accordance with this Part of the Rules.

General requirements for Matching Shares

7.2 Matching Shares shall :

(a) be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate,

(b) be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant, and

(c) be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

7.3 The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as may be permitted under paragraph 60 of Schedule 2 and approved by the Company). The Company may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

7.4 If the Partnership Shares acquired on the day referred to in Rule 7.2(b) above are not sufficient to produce a whole Matching Share, the match shall be made with a fractional share entitlement which will be treated for the purposes of the Plan in the same way as Matching Shares.

Holding Period for Matching Shares

7.5 The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

7. 6 The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years (or such other periods as may be specified under paragraph 61 of Schedule 2 and approved by the Company), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

7.7 A Participant may during the Holding Period direct the Trustees:

(a) to accept an offer for any of his Matching Shares if the acceptance or agreement shall result in a New Holding being equated with those Shares for the purposes of capital gains tax, or

(b) to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below, or

(c) to accept an offer of cash, with or without other assets, for his Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of CTA 2010, or

(d) to agree to a transaction affecting his Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i) all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question, or

(ii) all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under Schedule 2.

Part D

8. Dividend Shares

Reinvestment of cash dividends 8.1 The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

8.2 The Company may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

8.3 Dividend Shares shall be Shares:

(a) of the same class and carrying the same rights as the Shares in respect of which the dividend is paid, and

(b) which are not subject to any provision for forfeiture.

8.4 The Company may decide to direct the Trustees to:

(a) apply all Participants’ dividends, up to the limit specified in Rule 8.6, to acquire Dividend Shares,

(b) to pay all dividends in cash to all Participants, or

(c) to offer Participants the choice of either (a) or (b) above.

8.5 The Company may revoke any direction for reinvestment of cash dividends.

8.6 The amount applied by the Trustees in acquiring Dividend Shares shall not exceed £1,500 (or such other amount as may be permitted under paragraph 64 of Schedule 2) in each Tax Year in respect of any Participant. For the purposes of this Rule, the Dividend Shares are those acquired under the Plan and those acquired under any other plan approved under Schedule 2. In exercising their powers in relation to the acquisition of Dividend Shares the Trustees must treat Participants fairly and equally.

8. 7 If the amounts received by the Trustees exceed the limit in Rule 8.6, the balance shall be paid to the Participant as soon as practicable.

8.8 If dividends are to be reinvested, the Trustees shall apply all the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

8.9 Subject to Rule 8.7, any amount that is not reinvested:

(a) because the amount of the cash dividend is insufficient to acquire a Share, or

(b) because there is an amount remaining after acquiring the Dividend Shares may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

8.10 If, during the period of three years (or such other period as may be specified in paragraph 68(4) of Schedule 2) beginning with the date on which the dividend was paid:

(a) it is not reinvested, or

(b) the Participant ceases to be in Relevant Employment, or

(c) a Plan Termination Notice is issued the amount shall be repaid to the Participant as soon as  practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of Schedule 2.

Holding Period for Dividend Shares

8.11 The Holding Period shall be a period of three years (or such other period as may be specified under paragraph 67 of Schedule 2), beginning with the Acquisition Date.

8.12 A Participant may during the Holding Period direct the Trustees:

(a) to accept an offer for any of his Dividend Shares if the acceptance or agreement shall result in a New Holding being equated with those Shares for the purposes of capital gains tax, or

(b) to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below, or

(c) to accept an offer of cash, with or without other assets, for his Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his Shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of CTA 2010, or

(d) to agree to a transaction affecting his Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i) all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question, or

(ii) all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under Schedule 2.

8.13 Where a Participant is charged to tax in the event of his Dividend Shares ceasing to be subject to the Plan, he shall be provided with the information specified in paragraph 80(4) of Schedule 2.

9. Acquisition of Shares

All Awards under the Plan may be satisfied by existing Shares which are purchased by the Trustees on the open market. Alternatively, the Trustees may purchase the beneficial interest in Plan Shares from a Participant who has submitted a sale request in accordance with the Rules. The Trustees shall not have the right to subscribe to the Company for newly issued Shares in order to satisfy an  Award.

10. Company reconstructions

10.1 The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”) :

(a) a transaction which results in a New Holding being equated with the Original Holding for the purposes of capital gains tax, or

(b) a transaction which would have that result but for the fact that what would be the New Holding consists of or includes a Qualifying Corporate Bond .

10.2 If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a) redeemable shares or securities issued as mentioned in paragraph C or D in section 1000(1) of CTA 2010 (distributions),

(b) share capital issued in circumstances such that section 1022(3) of CTA 2010 (bonus issue following repayment of share capital) applies, or

(c) share capital to which section 410 of ITTOIA 2005 (stock dividends) applies that is issued in a case where subsection (2) or (3) of that section applies. 10.3 In this Rule :

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent; and

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

10.4 Subject to the following provisions of this Rule, references in these Rules to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

10.5 For the purposes of the Plan :

(a) a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding, and

(b) the date on which any New Shares are to be treated as having been awarded to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so awarded or acquired .

10.6 In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

11. Rights issues

11.1 Any shares or securities allotted under Clause 12 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Plan Shares in respect of which they are allotted.

11.2 Rule 11.1 does not apply:

(a) to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule, or

(b) where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Company.

12. Leavers

A Participant who ceases to be in Relevant Employment must remove his Shares from the trust. Unless the Participant provides the requisite funds to the company which employed him or the Trustees to cover any income tax and employee’s NICs liability that may arise due to his Shares ceasing to be subject to the Plan, the Trustees shall have the discretion to dispose of sufficient of the Participant’s Shares to meet such liabilities on behalf of the Participant.

13. Forfeiture of Shares

13.1 The Company may from time to time determine that Participants shall, during the applicable Forfeiture Period, forfeit all beneficial entitlement (or such proportion as the Company shall from time to time determine in respect of all Participants) to Free Shares and/or Matching Shares awarded to them in the following circumstances:

(a) on the Participant ceasing to hold Relevant Employment, or the withdrawal of the Free Shares and/or Matching Shares as a result of such cessation, for any reason other than:

(i) death,

(ii) injury or disability (evidenced to the satisfaction of the Company),

(iii) on being dismissed by reason of Redundancy,

(iv) retirement on or after Retirement Age,

(v) the transfer of the undertaking or part undertaking by which he is employed to a person, other than an Associated Company, to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply, or

(vi) the company by which he is employed ceasing to be an Associated Company; or

(b) in the case of Matching Shares, the withdrawal of the corresponding Partnership Shares by reference to which they were awarded .

13.2 For the purposes of Rule 13.1, the “Forfeiture Period” shall be such period (if any) of not more than three years beginning with the relevant Award Date as the Company may from time to time determine in respect of all Participants who participate in the same Award. For the avoidance of doubt, the Forfeiture Period need not be the same in relation to Free Shares and Matching Shares or separate Awards of Free Shares or Matching Shares.

13.3 Where pursuant to Rule 13.1 the Company determines that Free Shares and/or Matching Shares shall be capable of forfeiture, it shall do so before the Award Date of such Shares and shall notify Qualifying Employees of the basis on which the Shares shall be capable of forfeiture.